EXHIBIT 99.1

Clearfield, Inc. Reports Third Quarter FY2010 Performance

Record Quarterly Operating Income is Fueled by Gross Margin Gains and Revenue Stabilization

* Revenue:	$6.8 million, up 43.5% from last quarter; down 5.3% from
previous year's third quarter
* Gross profit:	$2.6 million, up 50.2% from last quarter; down 3.0% from
previous year's third quarter
* Gross margin:	38.4%, up from 37.5% in previous year's third quarter
* Operating income:	$611,000, up $68,000 or 12.6% from previous year's third quarter
* Net income:	$629,000, up $42,000 or 7.2% from previous year's third quarter
* Basic and diluted net income per share:	$.05

MINNEAPOLIS, July 29, 2010 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management solutions for Fiber to the Premises (FTTp) deployments, today announced results for the third fiscal quarter of 2010 which ended June 30, 2010. Net income was $629,000 or $.05 per basic and diluted income per share, up 7.2% from the previous year's third quarter. Operating income rose 12.6% to $611,000, up $68,000 from the previous year's third quarter. Gross margin improvements of nearly 1% as compared to prior year's third quarter off-set a 5.3% reduction in revenue for the quarter as compared to the third quarter of 2009. Revenue for the quarter ended June 30, 2010 was $6,778,000 in comparison to $7,160,000 for the quarter ended June 30, 2009. Gross profit dollars for the third quarter of fiscal 2010 were $2,603,000 in comparison to $2,684,000 for the third quarter of fiscal 2009, a decrease of 3.0%.   Gross margins for the quarter improved one percent to 38.4% from the same quarter of last fiscal year. The year-over-year improvement is the result of product mix, material cost improvements and manufacturing efficiency. Operating expenses were $1,993,000, a decrease of 7% from $2,142,000 in the same quarter of fiscal 2009. While the Company continues to invest in sales, marketing and engineering resources during this period, these increased costs were off-set by a $300,000 reduction in incentive compensation expense.

Year to Date

Revenue for the first three quarters of fiscal 2010 was $16,446,000 in comparison to $18,326,000 for the same period of 2009, a decrease of 10%. Gross profit for the nine month period was $6,038,000 in comparison to $6,517,000 for the comparable period for fiscal 2009, a decrease of 7%. Gross margins have continued to improve year-to-date to 37% for the nine months ended June 30, 2010 compared to 36% from the same period of last fiscal year. Operating expenses were $5,747,000 for the nine months ended June 30, 2010 an increase of 2% from $5,637,000 in the same period of fiscal 2009. The Company's operating income through the first three quarters of fiscal 2010 was $291,000 compared to $880,000 in the same period of fiscal 2009 with net income for the same respective periods of $361,000 and $936,000.

Comments on Operations

"Our market is building momentum as the economy strengthens," commented Cheri Beranek, President and Chief Executive Officer of Clearfield. "Our continual improvement programs focused on enhancing gross margins are fueling the significant gains in operating income for the Company this quarter. Strong summer fiber optic deployments and the funding associated with the broadband stimulus programs are just now beginning to bear fruit for Clearfield."

"As our market landscape changes due to consolidation of our customers and competitors, Clearfield's long-standing commitment to nimble product development initiatives, aggressive sales strategies and a customer-first value system is resonating strongly with customers and our pipeline of active quotes continues to expand."

About Clearfield, Inc.

Clearfield, Inc. designs and manufactures the FieldSmart Fiber Management Platform, which includes its latest generation FieldSmart Fiber Crossover Distribution System (FxDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FxDS, FSC and FDP product lines are based upon the patent pending technologies of the Clearview and xPAK cassettes and support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers; limited experience in manufacturing, reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2009 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect actual events.

CLEARFIELD, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS UNAUDITED

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

Revenues	$6,778,193	$7,160,039	$16,445,626	$18,325,930

Cost of sales	4,174,998	4,475,573	10,407,347	11,809,104

Gross profit	2,603,195	2,684,466	6,038,279	6,516,826

Operating expenses
Selling, general and administrative	1,992,576	2,142,074	5,746,913	5,637,002

Income from operations	610,619	542,392	291,366	879,824

Other income (expense)
Interest income	36,491	34,764	112,125	83,758
Interest expense	--	(1,260)	(820)	(4,751)
Other income	11,498	48,243	35,850	75,818
	47,989	81,747	147,155	154,825
Income before income taxes	658,608	624,139	438,521	1,034,649

Income tax expense	29,595	37,119	77,559	99,093

Net income	$629,013	$587,020	$360,962	$935,556

Net income per share:
Basic	$.05	$.05	$.03	$.08
Diluted	$.05	$.05	$.03	$.08

Weighted average shares outstanding:
Basic	11,995,331	11,938,131	11,987,793	11,938,131
Diluted	12,437,853	11,945,419	12,460,069	12,945,419

CLEARFIELD, INC. BALANCE SHEETS UNAUDITED
	June 30, 2010	September 30, 2009
Assets
Current Assets
Cash and cash equivalents	$4,886,316	$4,731,735
Short-term investments	1,345,566	2,108,566
Accounts receivable, net	2,473,885	2,723,414
Inventories	1,431,792	1,153,862
Other current assets	213,553	180,635
Total Current Assets	10,351,112	10,898,212

Property, plant and equipment, net	1,385,062	1,319,492

Other Assets
Long-term investments	3,760,163	2,840,000
Goodwill	2,570,511	2,570,511
Intangibles	27,649	--
Deferred taxes –long term	2,168,674	2,231,990
Other	176,368	568,554
Total other assets	8,703,365	8,211,055
Total Assets	$20,439,539	$20,428,759

Liabilities and Shareholders' Equity
Total current liabilities	$2,006,903	$2,493,006
Deferred rent	82,320	87,942
Total Liabilities	2,089,223	2,580,948

Shareholders' Equity
Common stock	119,953	119,746
Additional paid-in capital	52,513,475	52,372,139
Accumulated deficit	(34,283,112)	(34,644,074)
Total Shareholders' Equity	18,350,316	17,847,811
Total Liabilities and Shareholders' Equity	$20,439,539	$20,428,759
CONTACT:  Clearfield, Inc.
          Cheryl P. Beranek, Chief Executive Officer and President
          763-476-6866
          Investor-relations@clfd.net